GEOLOGIST/TECHNICAL ADVISOR CONSULTING AGREEMENT
                           PETROL OIL AND GAS INC.


     This Consulting Agreement is entered into by and between Petrol Oil and Gas Inc. ("Company") a Nevada Corporation and William Stoeckinger
("Consultant") for the purpose of contracting Consultant to provide Geologic, Geophysical and Engineering Consulting Services as specified by this Agreement in support of the Company Coal Bed Methane Project ("Project").
The parties hereto agree as follows:

1. POSITION. Company shall make use of the Consulting Services of Consultant including but not limited to Areas of Geology, Geophysical and Formation Evaluation, Drilling and Completion, Regulatory and Lease Evaluation matters and other Technical concerns related to the Exploration and Production of Hydrocarbons during the course of the Company's Project.


2. TERM. The Company shall retain Consultant as a Project geologist, and technical advisor for a period of one year commencing December 1, 2002 and ending December 1, 2003.

  2.1. Term Extension. At any time prior to the expiration of the Term, as stated in section 2, Company and Consultant may, by mutual written agreement, extend Consultant's Consulting Services under the terms of this Agreement for such additional periods as they may agree.


3. CONSULTANT DUTIES. Consultant will provide the Company with his Oil and Gas Technical and Business Expertise, Advise and Reports from his office in Bartlesville, OK and other locations of his choice as well as at Field and Company Well-Site locations in support of the Company's Project as follows:

   3.1. Preliminary Project Duties   Consultant will undertake on behalf of the
    Company a Task to Develop and Create a Series of Maps to Include but Not Limited to Coal Distribution, and Structure of the Subsurface in the Company Project areas. As part of this Map Development the Consultant shall:

     3.1.1. Gather relevant Information and Data from Libraries in Wichita and Lawrence, KS as well as Drillers Logs and Base Maps from other sources;

     3.1.2. Develop Coal Distribution Maps for the Dawson, Mulky, Riverton and other Coal Beds that are of significance to the Company Project Leases;

     3.1.3. Incorporate New Well and Log Data into existing data to produce Coal Thickness maps for the Company Project Area;

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     3.1.4.  Develop Subsurface Log Correlation Diagrams for the Company Project
        Area;

     3.1.5. Develop Structure maps on One or Two Horizons to assess the Best Producing Areas for the Development of Gas Production.


   3.2. Primary Duties at Consultants Office: During the Course of this Agreement Consultant will operate from his office in Bartlesville, OK and other locations of his choosing wherein he shall provide the Company with the following:

      3.2.1. Updates of County-Wide Coal Distribution and Structural maps for the Company Project Areas;

      3.2.2. Ongoing Drilling and Completion Advise and Consultation for the Planning and Execution of Project wells;

      3.2.3. Consulting and Advise regarding the Acquisition of Lease Acreage and Preferred Well Locations;

      3.2.4. Consulting and Advise regarding Surface Facilities including but not limited to Gas Gathering Systems, Compressor Requirements and Installations, and Water Disposal Systems;

      3.2.5. Consulting and Advise regarding Local, State and Federal Regulatory Issues for Project Wells and the Production and Disposal of Hydrocarbons and Water from the Project Wells.


    3.3. Primary Duties at Project Field Locations: During the Course of this Agreement Consultant will travel to Project Field locations in Eastern Kansas and other Areas as Necessary to Acquire relevant Data and Information regarding the Geology, Drilling, Formation Evaluation, Completion and Production of the Project Wells, and Assist in Various Operational Aspects of Producing Project wells. Consultants Field Duties include but not limited to the following:

       3.3.1. Provide Well-Site Geology, a Description of the Formations and Rocks from Drilling logs, Drill Cuttings and Core and Assess the Locations of Oil and Gas Shows;

       3.3.2. Define the Geophysical Log Suite to be used and then Supervise and Evaluate of the Acquired Logs for the Locations of Oil and Gas;

       3.3.3. Advise on Size and Type of Casing to be Employed in the Project Well;

       3.3.4. Prepare a Cementing Program that will conform with State and Local Regulations while Minimizing the Adverse effects of Potentially Productive Gas Intervals;

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       3.3.5.    Recommend Zones to Perforate, Stimulate and Complete and Assist
        in the Execution of those Processes for some of the Initial Well Completions;

       3.3.6. Collect, Catalog and provide Reports of Coal Chips, Cuttings and Cores to be used in a Gas-In-Place Assessment;


4. COMPENSATION. Company shall Compensate the Consultant with the following Amounts and on the following terms:

  4.1.  Consulting Pay Rate and Reimbursements for Preliminary Project Duties.
     4.1.1. For Services rendered by Consultant during the Preliminary Project Duties as Defined in Section 3.1 of this Agreement, Company shall pay Consultant a Daily Rate of Five Hundred Dollars, ($500.00).

     4.1.2. Company will Reimburse Consultant for Travel Expenses incurred during the course of Acquiring the Data and Information necessary to fulfill the Preliminary Project Duties as defined in Section 3.1

     4.1.3. Company will Reimburse Consultant for Outside Services and Supplies including, Printing, Drafting and Map development Services that are necessary to fulfill the Preliminary Project Duties as defined in
        Section 3.1.

  4.2.  Consulting Pay Rate and Reimbursements for Primary Project Duties
     4.2.1. For Services rendered by Consultant during the Primary Project Duties as Defined in Sections 3.2 and 3.3 of this Agreement, Company shall pay Consultant a Daily Rate of Four Hundred Dollars, ($400.00).

     4.2.2. Company will Reimburse Consultant for Travel Expenses incurred during the course of his Activities necessary to fulfill the Primary Project Duties as defined in Section 3.2 and 3.3

     4.2.3. Company will Reimburse Consultant for Outside Services and Supplies including, Printing, Drafting and other Third Party Map Services that are necessary to fulfill the Primary Project Duties as defined in Section 3.2 and 3.3

  4.3. Compensation with Company Stock. In Addition to the Cash Compensation described in Section 4.2 of this Agreement the Company will provide the Consultant with Company Common Stock and Stock Option as follows:
     4.3.1. Twenty Thousand (20,000) Shares of the Company Common Stock $0.001 par value for each Month the Consultant Fulfills his Duties as Described in Section 3 of this Agreement. These Shares will be issued in arrears Quarterly,

     4.3.2. One Hundred Sixty Thousands (160,000) of the Company Common Stock $0.001 par value as a signing bonus,

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     4.3.3.    The right, privilege and Option ("Stock Option") to purchase One
        Hundred Thousand (100,0000) shares of the common stock $0.001 par value, of Company ("Option Shares"), which are to be fully vested and become exercisable immediately. The exercise price per share of the Option Shares shall be:
       4.3.3.1.   50,000 shares at $0.50 per share
4.3.3.2.   50,000 shares at $1.00 per share.

     4.3.4. The options shall be exercised by written notice directed to Company, accompanied by a check payable to Company for the Option shares being purchased. Company shall make immediate delivery of such purchased shares, fully paid and non-assessable, registered in the name of Consultant.

     4.3.5. All share certificates issued to Consultant Executive shall bear the following restrictive legend, unless and until such shares have been registered in accordance with the Securities and Exchange Act of 1933,
        as amended (the "Act"),                             THE SHARES OF  STOCK
        REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "ACT"), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF IN ANY MANNER UNLESS THEY ARE REGISTERED UNDER SUCH ACT AND THE SECURITIES LAWS OR ANY APPLICABLE JURISDICTIONS OR UNLESS PURSUANT TO ANY EXEMPTION THEREFROM.

     4.3.6. Company shall use its best efforts to register the Shares under the Act at the earlier of such time as it registers shares issuable pursuant to a qualified employee stock option plan or such time as it registers shares beneficially owned by or issued to others.

     4.3.7. The Company currently has total authorized common stock of One Hundred Million (100,000,000) shares. If, and to the extent that the number of shares of common stock of the Company is increased beyond the current 100,000,000 authorized or reduced by whatever action, including but not limited to a change of par value, share split, reclassification, or a dividend payable in stock, or the like, the number of shares subject to the Stock Option and the option price per share shall be proportionately adjusted. If, however, the Company is reorganized, consolidated or merged with another corporation, Consultant shall be entitled to receive options covering shares of such reorganized, consolidated, or merged company in the same proportion, at an equivalent price, and subject to the same conditions.
        For purposes of the preceding sentence, the excess of the aggregate fair market value of the shares subject to the option immediately after any such reorganization, consolidation, or merger over the aggregate option price of such shares shall not be more than the excess of the aggregate fair market value of all shares subject to the Stock Option immediately before such reorganization, consolidation, or merger over the aggregate option price of such shares, and the new option or assumption of the old Stock Option shall not give Consultant additional benefits which he did not have under the old Stock Option, or deprive him of benefits which he had under the old Stock Option.

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     4.3.8.    Consultant shall have no rights as a stockholder with respect to the Option Shares until exercise of the Stock Option and payment of the Option Price as herein provided.

5. Exclusivity. The Company agrees that it shall not hold exclusive right to Consultant services, however the Company expects that Consultant services shall be available in a timely manner for each project new drilling.

6. Mergers and Acquisition of the Company. In the event that Company is acquired by, or merged with, another company, the Company agrees that the terms of this Agreement shall be binding on such other company and Consultant shall continue to perform all duties, and receive compensation, as described herein.

7. Confidentiality. Consultant shall sign and have any and all his employees, sub-contractors, and other third parties contracted by Consultant to perform service in the Project sign a confidentiality agreement regarding theirs and others work on the Project and all the data and information acquired in the Project whether in written, electronic or verbal form. Copies of all confidentially agreements shall be provided to the Company in a timely manner.

8. Informational Ownership. All the data, logs, maps, notes, drafts, reports, documents and other information related to the Project gathered, acquired, and developed whether in written or electronic form shall always be and remain the property of the Company and must be surrendered to the Company upon termination of this agreement.

IN WITNESS WHEREOF, the parties hereto set their hands as of the 19th day of December 2002.





/s/ Pual Branagan                                      /s/ William Soeckinger
Paul Branagan                                          William Soeckinger,